EXHIBIT 99.1
Date: June 12, 2023
From: Dan Rosensweig
Subject: Today's Announcement

People of Chegg,

To create long-term, sustainable value for our students and ensure Chegg remains a leader in driving needed change in the higher education ecosystem, we need to evolve our organization to fully embrace and utilize the breakthroughs we are witnessing in AI.

The speed of change has accelerated, and we have moved decisively to leverage our powerful and proprietary assets to build what we believe will be one of the most exciting and impactful learning tools ever created. Our goal remains the same, to put the student first and improve their outcomes and their lives. In less than 90 days, we have reorganized our entire company to reimagine how we can serve the student even better and by the end of the year we will have hundreds of people working directly on CheggMate and expect that to grow.

Unfortunately, this reprioritization has resulted in the elimination of approximately 4% of our global workforce and anytime you have to say goodbye to people you admire and who have given so much to Chegg and our students, it’s difficult. Words can never make it easier, even if it’s the right thing to do for Chegg in the long-term.

It’s difficult news to share because it affects people we care about and we wish it wasn’t the case, but now we need to ensure that our resources are focused on the AI opportunity ahead. It’s important to sharpen our focus, our investments and our talent to our highest needs.

This day is a hard one for all of us, especially those affected employees and their families. As you would expect from Chegg, we have gone to great lengths to take care of those who are leaving by providing generous packages, and while this transition won’t be easy, we’re going to support employees as they look for their next opportunity.

Core to our culture and values is transparency and communication. We have planned team meetings in the next day or so where we will go into more detail about reporting and role changes, and next week we have our company All Hands, so please check your calendars for details.

As always, thank you for your dedication and commitment to our students.

Take care,

DR